EXHIBIT 99.1

Investor Contact:	Press Contact:

Jeff Carberry	Eric Nash

Stamps.com Investor Relations	Stamps.com Public Relations

(310) 482-5830	(310) 482-5942

invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES FOURTH QUARTER
NON-GAAP EARNINGS PER SHARE OF $0.61

Non-GAAP Operating Income up 30%; Non-GAAP Net Income up 33%

El Segundo, CA – February 13, 2014 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the fourth quarter and fiscal year ended December 31, 2013.

Highlights for the fourth quarter:

•	Core PC Postage revenue was $30.3 million, up 10% from the fourth quarter of 2012.

•	Total revenue was $32.4 million, up 8% compared to the fourth quarter of 2012.

•	Non-GAAP operating margin was 30.7% compared to 25.4% in the fourth quarter of 2012.

•	GAAP net income was $18.9 million or $1.13 per fully diluted share, including $0.9 million in stock-based compensation expense and a non-cash income tax benefit of $9.7 million.

•	On a non-GAAP basis, excluding the stock-based compensation expense and non-cash income tax benefit, income from operations was $9.9 million, net income was $10.1 million and net income per fully diluted share was $0.61, up 30%, 33% and 29%, respectively, versus the fourth quarter of 2012.

"We are pleased with the continued strength of our business and earnings growth this quarter,” said Ken McBride, Stamps.com chairman and CEO. “We also continued to set new records during 2013 including the highest postage printed by our customer base which increased 36% to $1.6 billion, the highest number of paid customers, the highest package volume in our shipping area, and the highest number of enterprise customers. As we enter 2014, we are excited about the opportunities we see in all of our business areas.”

Fourth Quarter 2013 Detailed Results

Core PC Postage revenue, including our small business, enterprise and high volume shipping customer segments, and excluding enhanced promotion and PhotoStamps revenue, was $30.3 million, up 10% versus the fourth quarter of 2012.  Non-core PC Postage revenue from the enhanced promotion channel which includes online programs where additional promotions are provided directly by marketing partners, was $0.7 million and PhotoStamps revenue was $1.5 million, down 14% and 23%, respectively, versus the fourth quarter of 2012 as the Company continued to minimize its investment in both areas.  PC Postage gross margin was 83.5%, PhotoStamps gross margin was 25.8% and total gross margin was 80.9%.

Fourth quarter GAAP net income was $18.9 million. On a per share basis, total fourth quarter 2013 GAAP net income was $1.13 based on 16.6 million fully diluted shares outstanding. Fourth quarter 2013 GAAP net income was reduced by $0.9 million of stock-based compensation expense and increased by a non-cash income tax benefit of $9.7 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance. Non-GAAP and GAAP amounts are reconciled in the following table:

Fourth Quarter Fiscal 2013
All amounts in millions except	Non-GAAP	Stock-Based	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	Benefit	Amounts

Cost of Sales	$6.09	$0.09	$-	$6.18
Research & Development	2.59	0.18	-	2.77
Sales & Marketing	9.99	0.19	-	10.18
General & Administrative	3.77	0.47	-	4.24
Total Expenses	22.44	0.92		23.37

Gross Margin	81.2%	(0.3%)	-	80.9%

Income (Loss) from Operations	9.92	(0.92)	-	9.00

Operating Margin	30.7%	(2.9%)	-	27.8%

Interest and Other Income	0.14	-	-	0.14

Pre-Tax Income (Loss)	10.06	(0.92)	-	9.14

Provision for Income Taxes	0.02	-	9.71	9.73

Net Income	10.08	(0.92)	9.71	18.87

On a diluted per share basis	$0.61	$(0.06)	$0.58	$1.13

Shares used in per share calculation	16.64	16.64	16.64	16.64

Excluding the stock-based compensation expense and income tax benefit, fourth quarter 2013 non-GAAP operating income was $9.9 million and non-GAAP net income was $10.1 million or $0.61 per share based on 16.6 million fully diluted shares outstanding. This compares to fourth quarter 2012 non-GAAP operating income of $7.6 million and non-GAAP net income of $7.6 million or $0.47 per share based on fully diluted shares outstanding of 16.1 million. Thus, fourth quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 30%, 33% and 29% year-over-year, respectively.

Stamps.com has approximately $200 million in Federal NOLs and $95 million in State NOLs. The Company estimates its ownership shift was at approximately 19% as of December 31, 2013, which is below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

2013 Detailed Results

Total 2013 revenue was $127.8 million, an increase of 11% versus revenue of $115.7 million in 2012. Total 2013 PC Postage revenue, including service revenue, store revenue and insurance revenue, was $123.1 million, up 12% versus PC Postage revenue of $110.0 million in 2012.  Excluding the enhanced promotion channel and PhotoStamps, core PC Postage revenue in 2013 was $120.2 million, up 12% versus $107.0 million in 2012. Total 2013 PhotoStamps revenue was $4.7 million, down 17% versus PhotoStamps revenue of $5.7 million in 2012.

Total 2013 GAAP net income was $44.2 million, including approximately $4.5 million of stock-based compensation expense, and a $9.7 million non-cash tax benefit resulting from a reversal of a portion of the Company’s net deferred tax asset valuation allowance. On a per share basis, total 2013 GAAP net income was $2.71 based on fully diluted shares outstanding for the year of 16.3 million. Non-GAAP and GAAP amounts are reconciled in the following table:

Fiscal Year 2013
All amounts in millions except	Non-GAAP	Stock-Based	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	Benefit	Amounts

Cost of Sales	$27.09	$0.41	$-	$27.50
Research & Development	9.97	0.99	-	10.96
Sales & Marketing	38.59	0.86	-	39.45
General & Administrative	13.56	2.23	-	15.79
Total Expenses	89.21	4.49	-	93.70

Gross Margin	78.8%	(0.3%)	-	78.5%

Income (Loss) from Operations	38.61	(4.49)	-	34.12

Operating Margin	30.2%	(3.5%)	-	26.7%

Interest and Other Income	0.48	-	-	0.48

Pre-Tax Income (Loss)	39.09	(4.49)	-	34.60

Provision for Income Taxes	(0.16)	-	9.71	9.55

Net Income	38.93	(4.49)	9.71	44.15

On a diluted per share basis	$2.39	$(0.28)	$0.60	$2.71

Shares used in per share calculation	16.30	16.30	16.30	16.30

Excluding the stock-based compensation expense and non-cash income tax benefit, 2013 non-GAAP operating income was $38.6 million and non-GAAP net income was $38.9 million or $2.39 per share based on fully diluted shares outstanding of 16.3 million. This compares to 2012 non-GAAP operating income of $28.6 million, non-GAAP net income of $28.5 million and non-GAAP net income per fully diluted share of $1.70. Thus, 2013 non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 35%, 36% and 41% year-over-year, respectively.

Share Repurchase

During the fourth quarter of 2013, the Company did not repurchase any shares. The Company is currently authorized to repurchase up to 1.0 million shares of Stamps.com stock during the next fourteen months.

Business Outlook

Stamps.com currently expects 2014 revenue to be in a range of $125 to $140 million and 2014 GAAP net income per share to be in a range of $1.80 to $2.20, including approximately $5.0 million of stock-based compensation expense. Excluding the stock-based compensation expense, non-GAAP 2014 net income per fully diluted share is expected to be in a range of $2.10 to $2.50.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past eight fiscal years is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage with just a computer, printer and Internet Connection, right from their homes or offices.  The Company has been the leader in transforming the world of mailing and shipping for small business owners, e-commerce sellers, high volume shippers and enterprise organizations alike. The Company currently has PC Postage partnerships with Avery, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, one-time expenses such as those associated with the relocation of our corporate headquarters and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	2013	2012	2013	2012
Revenues:
Service	$24,772	$22,374	$99,013	$88,173
Product	4,144	3,834	16,580	14,710
Insurance	1,998	1,982	7,515	7,120
PhotoStamps	1,450	1,880	4,710	5,651
Other	-	-	1	7
Total revenues	32,364	30,070	127,819	115,661
Cost of revenues:
Service	3,019	3,932	15,422	15,720
Product	1,372	1,426	5,694	5,435
Insurance	709	664	2,685	2,334
PhotoStamps	1,076	1,340	3,699	4,267
Total cost of revenues	6,176	7,362	27,500	27,756
Gross profit	26,188	22,708	100,319	87,905
Operating expenses:
Sales and marketing	10,179	9,958	39,449	38,755
Research and development	2,771	2,406	10,958	10,243
General and administrative	4,241	3,517	15,794	14,750
Total operating expenses	17,191	15,881	66,201	63,748
Income from operations	8,997	6,827	34,118	24,157

Interest and other income, net	139	132	480	541
Income before income taxes	9,136	6,959	34,598	24,698
Income tax benefit	(9,735)	(2,338)	(9,555)	(13,859)
Net income	$18,871	$9,297	$44,153	$38,557
Net income per share:
Basic	$1.17	$0.60	$2.81	$2.40
Diluted	$1.13	$0.58	$2.71	$2.30
Weighted average shares outstanding:
Basic	16,124	15,502	15,691	16,079
Diluted	16,640	16,129	16,298	16,793

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2013	2012

ASSETS
Cash and investments	$87,210	$46,619
Accounts receivable	17,504	14,432
Other current assets	6,541	5,602
Property and equipment, net	29,763	28,631
Intangible assets, net	1,047	1,262
Deferred tax	40,262	30,549
Other assets	4,791	3,757
Total assets	$187,118	$130,852

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued expenses	$13,927	$16,366
Deferred revenue	1,425	1,532
Total liabilities	15,352	17,898

Stockholders' equity:
Common stock	51	50
Additional paid-in capital	668,724	649,694
Treasury Stock	(159,522)	(155,260)
Accumulated deficit	(337,627)	(381,781)
Accumulated other comprehensive income	140	251
Total stockholders' equity	171,766	112,954
Total liabilities and stockholders' equity	$187,118	$130,852